Exhibits 23.02

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan of Snowball.com, Inc. of our report dated February 5, 2002 (except for note 9, as to which the date is March 22, 2002), with respect to the financial statements of Snowball.com Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
May 7, 2002